Exhibit 99.1

Genesis Energy, L.P. Announces Redemption of its Remaining 5.750% Senior Notes Due 2021

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P. (NYSE: GEL) (“Genesis”) today announced that it has called for redemption the remaining $145,170,000 of the original $350 million aggregate principal amount of its outstanding 5.750% senior notes due 2021 (the “2021 Notes”). Genesis expects the redemption to be completed on February 15, 2018 and holders will receive a redemption price of 101.438% of the principal amount, plus accrued and unpaid interest up to, but not including, the redemption date (subject to the holders of record on February 1, 2018 to receive interest due on the scheduled February 15, 2018 interest payment date). Genesis will utilize a portion of the proceeds from its recently closed public offering of its 6.250% senior notes due 2026 to fund the redemption amount.

Genesis has notified U.S. Bank National Association, trustee under the indenture governing the 2021 Notes, of Genesis’ election to redeem the 2021 Notes, and in accordance with the indenture, the holders of the 2021 Notes will receive notice of such redemption, the redemption price and further instructions related to the process of such redemption.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, marine transportation and onshore facilities and transportation. Genesis’ operations are primarily located in the Gulf Coast region of the United States, Wyoming and the Gulf of Mexico.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, no assurance can be given that our goals will be achieved, including statements related to the redemption of the 2021 notes. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere, 713-860-2516

Chief Financial Officer